Exhibit 99.1 - News Release – First fiscal quarter ended December 25, 2016.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports first fiscal quarter earnings

DAVENPORT, Iowa (February 2, 2017) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 49 markets, today reported earnings(1) of $12.4 million for its first fiscal quarter ended December 25, 2016, or 22 cents per diluted common share. Earnings totaled $11.5 million, or 21 cents per diluted common share, the same quarter a year ago. The analysis of first quarter results is presented on a same property basis unless otherwise noted(2).

"We continue to aggressively grow digital revenue and transform the business in a challenging print advertising environment," said Kevin Mowbray, president and chief executive officer. "We remain highly focused on cost reductions, which enabled us to deliver strong Adjusted EBITDA(2) and to continue to aggressively repay our debt with total reductions of $17.8 million in the first quarter."

"Our digital performance in the quarter was strong," Mowbray said. "Total digital revenue, including digital advertising and digital services, totaled $26.4 million for the quarter, up 6.5% compared to the same properties a year ago(2). On a same property basis, the average digital unique visits during the quarter increased 8.6%. Mobile advertising revenue, which is included in digital advertising, increased 20.6% in the quarter, with continuing growth in our mobile audiences.

"December quarter cash costs(2), excluding unusual matters on a same-property basis, decreased 6.0% compared to the prior year first quarter," he added. "We continue to transform our business model, and the cost reductions we have previously implemented along with additional ones implemented in the second quarter will help drive cash flow performance for the last nine months of fiscal year 2017.

"As a result of recent changes to our operations, we are increasing our cash cost reduction guidance. We now expect fiscal 2017 cash costs, excluding unusual matters, to be down 5% - 6% from fiscal 2016."

Mowbray also noted the following same-property financial highlights for the quarter:

•	Digital advertising revenue increased 6.8% in the quarter. Digital services revenue, including TownNews.com, increased 4.8% in the quarter and totaled $3.5 million.

•	Total advertising and marketing services revenue decreased 10.4% in the quarter; subscription revenue decreased 1.9% in the quarter.

•	Total operating revenue decreased 7.2% in the quarter.

•	Operating expenses for the 13 weeks ended December 25, 2016 decreased 5.5%.

•	Adjusted EBITDA totaled $43.3 million in the quarter.

Chief Financial Officer and Treasurer Ron Mayo noted that the Company's progress in reducing debt by $104.6 million over the past twelve months has decreased interest expense $2.2 million, or 12.8% in the first fiscal quarter and will result in significantly lower interest expense for the remainder of fiscal year 2017 as compared to fiscal 2016.

"We'll continue to use substantially all available free cash flow to reduce debt in 2017, which we believe will create additional shareholder value, as we continue to reduce interest expense," he said. "As of December 25, 2016, the principal amount of debt was $599.4 million, a $17.8 million reduction in the quarter."

FIRST QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended December 25, 2016 totaled $154.0 million, a decrease of 8.6% compared with a year ago. On a same property basis, total operating revenue for the 13 weeks ended December 25, 2106 decreased 7.2%. Unless otherwise noted, revenue and operating expense trends below are presented on a same property basis.

Advertising and marketing services revenue combined decreased 10.4% to $93.0 million, with retail advertising down 9.4%, classified down 13.7% and national down 7.4%. Digital advertising and marketing services revenue on a stand-alone basis increased 6.8% to $22.9 million, and digital retail advertising, which represents 61% of total digital advertising, grew 7.0% in the quarter. Digital advertising represents 24.6% of total advertising revenue.

Total digital revenue, including digital advertising and digital services, was $26.4 million for the quarter, up 6.5% compared with a year ago. Our mobile, tablet, desktop and app sites, including TNI and MNI(3), attracted a monthly average of 25.6 million unique visitors for the 13 weeks ended December 25, 2016, an increase of 8.6% over the prior year quarter. Average monthly page views totaled 210.0 million page views for the 13 weeks ended December 25, 2016.

Subscription revenue decreased 1.9% in the current year quarter.

Average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 0.9 million in the 13 weeks ended December 25, 2016. Sunday circulation totaled 1.2 million. Research in our larger markets shows we continue to reach nearly three-quarters of all adults in the market through the combination of digital audience growth and strong print newspaper readership.

Operating expenses for the 13 weeks ended December 25, 2016 decreased 5.5%. Cash costs decreased 6.4%. Compensation decreased 5.1%, primarily as a result of reduced staffing levels. Newsprint and ink expense increased 3.1%, primarily the result of several price increases earlier in calendar year 2016 partially offset by the reduction in newsprint volume. Other operating expenses decreased 8.1%, primarily driven by lower delivery and other print-related costs offset in part by higher costs associated with growing digital revenue.

Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income totaled $31.4 million in the current year quarter, compared with $36.4 million a year ago.

In the 13 weeks ended December 25, 2016, interest expense decreased 12.8%, or $2.2 million, due to lower debt balances. We recognized non-operating income of $3.1 million in the current year quarter compared to $0.1 million in the same quarter of the prior year due to the fluctuation in the price of our common stock, that caused a change in fair value of stock warrants issued in connection with our 2014 refinancing. We recognized $1.0 million of debt refinancing and administrative costs in the current quarter and $1.3 million in the same quarter of the prior year. The vast majority of the debt refinancing and administrative costs represent amortization of our refinancing costs paid in 2014.

Income attributable to Lee Enterprises, Incorporated for the quarter totaled $12.2 million, compared with income of $11.2 million a year ago. Adjusted EBITDA for the quarter was $43.3 million.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from warrant fair value adjustments on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	December 25 2016		December 27 2015
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	12,173	0.22	11,237	0.21
Adjustments:
Warrants fair value adjustment	(3,095)		(73)
	(3,095)	(0.06)	(73)	—
Income attributable to Lee Enterprises, Incorporated, as adjusted	9,078	0.16	11,164	0.21
DEBT AND FREE CASH FLOW

Debt was reduced $17.8 million in the quarter and $104.6 million during the last twelve months. As of December 25, 2016 the principal amount of debt was $599.4 million. The principal amount of our debt, net of cash, is 3.9 times and 4.3 times our adjusted EBITDA for the past 12 months ended December 25, 2016 and December 27, 2015, respectively.

We expect to continue to use substantially all our free cash flow to reduce debt in fiscal 2017.

At December 25, 2016, including $20.1 million in cash and availability under our revolving facility(3), liquidity totaled $53.4 million compared to $25.0 million of required debt principal payments over the next twelve months.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 877-616-0074 and entering a conference passcode of 493820 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 49 markets in 21 states. Lee's newspapers have average circulation of 0.9 million daily and 1.2 million Sunday, and estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising and subscription demand;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Legislative and regulatory rulings;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
Charles Arms
Director of Communications
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	December 25 2016	December 27 2015	Percent Change	Same Property(2)

Advertising and marketing services:
Retail	61,905	69,787	(11.3)	(9.4)
Classified	22,204	26,016	(14.7)	(13.7)
National	6,300	6,888	(8.5)	(7.4)
Niche publications and other	2,626	2,946	(10.9)	(10.8)
Total advertising and marketing services revenue	93,035	105,637	(11.9)	(10.4)
Subscription	48,888	50,430	(3.1)	(1.9)
Digital services	3,474	3,316	4.8	4.8
Commercial printing	2,774	3,226	(14.0)	(13.1)
Other	5,818	5,796	0.4	0.5
Total operating revenue	153,989	168,405	(8.6)	(7.2)
Operating expenses:
Compensation	55,056	58,665	(6.2)	(5.1)
Newsprint and ink	6,893	6,685	3.1	3.1
Other operating expenses	52,777	58,869	(10.3)	(8.1)
Workforce adjustments	65	604	(89.2)	(89.2)
Cash costs	114,791	124,823	(8.0)	(6.4)
	39,198	43,582	(10.1)
Depreciation	4,071	4,327	(5.9)
Amortization	6,309	6,616	(4.6)
Loss (gain) on sales of assets, net	68	(971)	NM
Equity in earnings of associated companies	2,689	2,799	(3.9)
Operating income	31,439	36,409	(13.7)
Non-operating income (expense):
Financial income	75	76	(1.3)
Interest expense	(14,952)	(17,142)	(12.8)
Debt financing and administrative costs	(951)	(1,333)	(28.7)
Other, net	3,095	645	NM
	(12,733)	(17,754)	(28.3)
Income before income taxes	18,706	18,655	0.3
Income tax expense	6,266	7,147	(12.3)
Net income	12,440	11,508	8.1
Net income attributable to non-controlling interests	(267)	(271)	(1.5)
Income attributable to Lee Enterprises, Incorporated	12,173	11,237	8.3

Earnings per common share:
Basic	0.23	0.21	9.5
Diluted	0.22	0.21	4.8

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended
(Thousands of Dollars)	December 25 2016	December 27 2015

Net Income	12,440	11,508
Adjusted to exclude
Income tax expense	6,266	7,147
Non-operating expenses, net	12,733	17,754
Equity in earnings of TNI and MNI	(2,689)	(2,799)
Loss (gain) on sale of assets, net	68	(971)
Depreciation and amortization	10,380	10,943
Workforce adjustments	65	604
Stock compensation	524	570
Add:
Ownership share of TNI and MNI EBITDA (50%)	3,476	3,809
Adjusted EBITDA	43,263	48,565

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	December 25 2016	September 25 2016
Cash	20,100	16,984
Debt (Principal Amount):
1st Lien Term Loan	83,984	101,304
Notes	385,000	385,000
2nd Lien Term Loan	130,433	130,863
	599,417	617,167

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended
	December 25 2016	December 27 2015	Percent Change

Capital expenditures, net of insurance proceeds (Thousands of Dollars)	1,090	1,464	(25.5)
Newsprint volume (Tonnes)	10,812	12,261	(11.8)
Average full-time equivalent employees	3,820	4,108	(7.0)
Average common shares - basic (Thousands of Shares)	53,528	53,140	0.7
Average common shares - diluted (Thousands of Shares)	55,401	53,858	2.9
Shares outstanding at end of period (Thousands of Shares)	56,574	55,499	1.9

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is also a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation, amortization, loss (gain) on sale of assets, impairment charges, workforce adjustment costs, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are non-GAAP financial performance measures that we believe offer a useful metric to evaluate overall performance of the Company by providing financial statement users the operating performance of the Company on a per share basis excluding the impact of changes in the warrant valuation as well as unusual and infrequent transactions. It is defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude the impact of the warrant valuation, unusual matters and those of a substantially non-recurring nature.

•
Cash Costs is a non-GAAP financial performance measure of operating expenses that are settled in cash and is useful to investors in understanding the components of the Company’s cash operating costs. Generally, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs is defined as compensation, newsprint and ink, other operating expenses and certain unusual matters, such as workforce adjustment costs. Depreciation, amortization, impairment charges, other non-cash operating expenses and other unusual matters are excluded. Cash Costs are also presented excluding workforce adjustments, which are paid in cash.

•
We also present revenue and certain operating expense trends on a Same Property basis which excludes the operating results of the Provo Daily Herald, which was sold in August 2016. Same Property results are useful to investors in understanding the revenue and operating expense trends excluding the impact of changes due to operations no longer owned by the Company.

(3)
The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility under a First Lien Credit Agreement dated as of March 31, 2014. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.